Exhibit 99.2

Operator: Hello, and welcome to the First Defiance Financial Corporation, Second Quarter Earnings Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions]. Now I would like to turn the conference over to Ms. Carol Merry. Ms. Merry, you may begin.

Carol Merry, Executive Counselor, Director of Investor Relations, Fahlgren Mortine Public Relations

Providing commentary this morning will be Bill Small, Chairman, President and CEO of First Defiance, and Don Hileman, Senior Vice President and Chief Financial Officer. Following their prepared comments on the company’s strategy and performance, they will be available to take your questions.

Before we begin, I’d like to remind you that certain statements made during the conference call that are not historical, including statements made during the Q&A period, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on information and assumptions available to management at this time and they are subject to change. Actual results may differ materially. First Defiance assumes no obligation to update such forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

For a complete discussion of the risks and uncertainties that may cause future events to differ from the results discussed in these forward-looking statements, please refer to the earnings release and materials filed with the SEC, including the Company’s most recent Form 10-K and 8-K filings.

And now I will turn the call over to Mr. Small for his comments.

William J. Small, Chairman, President and Chief Executive Officer

Thank you, Carol. Good morning and thank you for joining us to review the 2009 second quarter result. Last night, we issued our 2009 second quarter earnings release and this morning, we would like to discuss performance during the quarter and what we see ahead for —ahead of us for the balance of 2009. At the conclusion of our presentation, we will answer any questions you might have.

Joining me on the call this morning to give more detail on the financial performance for the quarter is our CFO, Don Hileman, and also with us this morning to assist and answering questions is Jim Rohrs, President and CEO of First Federal Bank.

Given the economic environment, we are pleased with our second quarter results. Net income increased compared to last year’s second quarter. The second quarter 2009 net income on a GAAP basis was $2.9 million or $0.29 per diluted common share compared to $2.7 million and $0.34 per diluted share in the 2008 second quarter.

The significant difference in the per share income is primarily due to the preferred dividend being paid on the preferred shares issued for the US Treasury’s Capital Purchase Program. For the six-month period ended June 30, 2009, First Defiance earned $6.3 million or $0.65 per diluted common share, compared to 6.15 million or $0.80 per diluted common share for the six-month period ended June 30, 2008. Excluding the after tax cost of $1 million of acquisition-related charges for the 2008 result First Defiance earned 6.81 million or $0.88 per diluted share for the first half of 2008. The 2009 second quarter results while still not back to a normal run rate had a number of significant indicators that the core operation is running strong. Another record setting quarter of mortgage production was supported by solid growth in commercial loans and deposits. Deposit growth was not as strong during the second quarter as it was in the first quarter, but it was positive. The deposit mix improved during the second quarter, with 10% growth in non-interest bearing deposits and a reduction in certificates of deposit over the previous quarter, which is all part of our strategy. Non-interest income was up for the quarter versus second quarter 2008, and the linked quarter. Mortgage income was a primary driver of this increase, both because of record mortgage loan production and also the recapture of $1.5 million in mortgage servicing rights impairment, as mortgage interest rates were rising off of their first quarter lows. This impairment recovery corresponds with the rising mortgage rates, and results in a higher valuation of the servicing rights. The quarter was not without its challenges, however. Asset quality had a significant negative impact during the second quarter, as we booked $4 million in provision expense, representing a significant increase over the linked quarter and the 2008 second quarter. Don will give you more detail on the provision and allowance coverage in his remarks. The FDIC special assessment of five basis points was also booked entirely in this quarter and totaled $900,000. This special assessment was levied against all FDIC insured institutions, and our expectation is that we will see a similar sized assessment in the fourth quarter of this year. We also recognized additional other-than-temporary impairment on certain collateralized debt obligations in our portfolio during the second quarter. Asset qualities are primary focus right now. We continue to make it our priority to identify any weaknesses as early as possible and to monitor and analyze each credit to assure proper levels of reserves. The provision expense in the second quarter was a combination of weakening in some credits and adjustments to several previously recognized problem loans where additional reserves were added for falling collateral values. We’ve increased the allowance for loan losses to total loans from 1.3% at June 30, 2008 to 1.6% at June 30, 2009. This compares to our peer group median of 1.37% as of March 31, 2009. As I mentioned earlier, non-interest income was strong this quarter, primarily due to the mortgage business. We originated $198 million in mortgage loans during the quarter to continue as a leading mortgage originator throughout our market. Other non-interest income categories were relatively flat in comparison to the linked quarter and second quarter, 2008. The increase in non-interest expense was driven primarily by the increase in FDIC expenses, both from the special assessment and higher regular premium rates. Collection and OREO expenses were also a major expense factor in the quarter. I will now ask Don Hileman to give you additional financial details for the quarter, before I wrap up with an overview and a look at what we see developing in the months ahead. Don?

Donald P. Hileman, Senior Vice President and Chief Financial Officer

Thank you, Bill, and good morning everyone. Challenging operating environment continued in the second quarter, and we anticipate overall weak economic activity throughout the remainder of the year in our market area. We continue to see double-digit unemployment in all the primary counties in our market area, and anticipate higher rates over the course of the year in selected areas. While we do not have a direct concentration in a lot of related commercial lending, we do have retail customers whose livelihood depends on the automotive and related industries, remain —we’ll remain cautiously optimistic based on the initial announcements of plant closings that the facilities in our market will remain open. As we review our financial performance, credit quality remains a key driver. But, we had additional significant items that contributed to the flat year-over-year second quarter core income. I will begin with a discussion on credit quality. We saw another quarter in which we had a high level of provision for loan losses. As Bill noted, our provision extends total 4 million, up from 2.7 million in the first quarter as we increased our allowance for loan losses to 25.8 million after recording 3.8 million of net charge-offs in the quarter. Annualized net charge-offs were 96 basis points of total loans for the second quarter of 2009, up from 0.41% in the first quarter and up from 0.21% in the second quarter of 2008. Of the total net charge-offs, 63% or 2.4 million were related to two credit relationships. Of the commercial real-estate total charge-offs of 2.1 million, 1.7 or 80% were related to those relationships and 800,000 or 83% of the total commercial charge-offs of 950,000 are related to those credit relationships. We are constantly analyzing our loan portfolio, we have made decisions to reallocate resources to work with past due clients to determine a course of action that we hope will mitigate potential losses on client relationships. We have been actively working with residential borrowers to determine qualification for loan modifications. We calculate our allowance for loan losses by analyzing all loans on our watch list and making judgments about the risk of loss based on the cash flow of the borrower, the value of any collateral and the financial strength of any guarantors. Based on those judgments, we record a specific amount of loan losses against each loan we analyze. The provision for loan losses is the adjustment we make to the allowance for loan losses necessary, for the allowance to be adequate based on the losses we estimate to be in the portfolio. In our review, we have determined and it is appropriate to use a more correct trend of activity as a guide for determining our reserve adequacy. We believe this is consistent with the operating environment we foresee in the remainder —for the remainder of the year. At June 30, our allowance for loan losses represented 1.6% of total loans outstanding, a decrease of two basis points over the last quarter and 64% of our non-performing loans. Non-performing assets ended the quarter at 48.9 million or 2.42% of assets, up from 44.5 million last quarter, which was 2.21% of our total assets. Total non-performing loans increased 3.7 million or 10% during the quarter. The non-accrual loans increased 6 million and restructured loans decreased 2.3 million, primarily due to charge-off of large credit that closed their doors. Restructured loans are considered non-performing because of changes in the original terms granted to borrowers. These loans are still accruing. This is a way we can work with our borrowers who have the ability to repay to mitigate loss potential. The delinquency rate for loans 90 days past due or on non-accrual increased to 2.21% this quarter from

1.86% in the first quarter of 2009. The increase in the level of 90 days past due from the last quarter is due to an increase in commercial real estate, 90 days past due of 7.2 million with all other loan categories declining from last quarter. The total delinquency rate increased to 3.36% on March 31 to 3.81% at the end of June 2009. The composition of the 90-day past due non-accrual total at the end of the second quarter breaks down in to certain sectors with a comparison to the linked quarter, with commercial real estate at 3.34%, up from 2.41%; one-to-four family residential at 2.33%, down from 2.56%; commercial at 0.64%, down from 1.14%; home equity 0.41%, down from 0.43%; construction 0.13%, down from 0.25%; and consumer 0.10%, down from 0.15%. While the non-performing loan amounts have increased primarily in commercial real estate; we believe that our portfolio is well-positioned with a diversified portfolio. Loan averaged to loan size, very little presence in problematic segments such as big-box retailer and large office buildings encourage [ph] to generally underwritten on a cash flow basis and require meaningful equity and personal guarantees.

Mortgage banking was again very strong in the second quarter, continuing the momentum of the first quarter, with a gain on sale income of 2.9 million in the second quarter of 2009, compared with 1 million in the second quarter of 2008 and 2.8 million in the first quarter of 2009. We also recorded a positive valuation adjustment to mortgage servicing rights of 1.5 million in the second quarter, compared with a positive adjustment of a 167,000 in the second quarter of 2008.

At June 30, First Defiance had 1.16 billion in loan service for others. The mortgage servicing rights associated with those loans had a fair value of 8.9 million or 77 basis points of outstanding loan balance of service. Total impairment reserves, which are available for recapture in future periods, totaled 1.1 million at the end of the quarter. While we are pleased with the mortgage loan activity in the first half of the year, we have seen signs of slowing in refinance activity with a slight increase in purchase activity.

The economic environment continues to add stress on our investments and Trust Preferred Collateralized Debt Obligations or CDOs, and required additional other-than-temporary impairment write-downs in the second quarter. The CDOs are made up of pooled investments of trust preferred securities, primarily by commercial banks and through us. As the issuing institutions experience financial difficulties, they can defer payments and in many cases we have seen the institutions default on their issue, which is a negative impact on the collateral supporting those pooled investments.

The OTTI charge recognized in the second quarter of 2009 totaled $874,000. The other-than-temporary charge in the quarter related to four trust preferred CDO investments that had a remaining book value of 2.3 million. First Defiance has one other CDO that is considered unimpaired [ph] with a book value of 243,000 in which we took a first quarter charge. The rest of the trust preferred CDO investments in the portfolio have a book value of 3.8 million and market values of 1.4 million at June 30, 2009. The decline in the value of those investments is primarily due to the overall lack of liquidity in the CDO market. These investments continue to pay principal and interest payments in accordance with the contractual terms of the securities. Management has not deemed the impairment in value of those CDOs to be other-than-temporary and therefore has not recognized the reduction in value of those investments and earnings. The other-than-temporary charge was partially offset by a $125,000 out of gain on the sale of securities.

Turning to the operating result, the net non —our net interest income of 16.1 million for the quarter was flat on a linked-quarter basis and basically flat with 16.2 million in the second quarter of 2008. For the quarter, our margin was 3.61, which was a 30 basis points decline from the second quarter of 2008 and a 10 basis point decline from the first quarter of 2009. Falling interest rates continue to impact us on both the asset and liability side. We continue to look for opportunities to reprice deposits in line with market rates. This remains challenging and we feel that we have hit the floor on some products, but we still have some opportunities on term accounts. The margin was impacted by higher levels of overnight funds invested at an average of 16 basis points. Fee income continues to be strong, but declined slightly to 3.3 million in the second quarter of 2009 from 3.4 million last year. Insurance revenue was 1.3 million in the second quarter of 2009, up slightly from the second quarter of 2008.

Overall non-interest expense increased to 16.1 million this quarter compared with 15.5 million in the second quarter of 2008 and 15 million on a linked-quarter basis. The second quarter compensation and benefits expense was up due primarily to higher medical costs. FDIC Insurance expense increased to 1.5 million in the second quarter of 2009 or 431 million in the same period of 2008. As a result of the FDIC rate increases, higher insured deposit balances and a five basis point special assessment of 900,000. We believe there is a high probability of another special assessment in the fourth quarter of this year.

Other non-interest expense decreased to 3 million in the second quarter from 3.5 million in the second quarter of 2008, increases in expenses of 574,000 for credit, collection in OREO, 283,000 related to deferred compensation evaluation, which is offset by reductions of 256,000 to marketing and 767,000 fraud losses. The second quarter of 2008 included 752,000 of expense associated with losses related to a former investment advisor. We saw balance sheet growth with total assets growing 95.3 million from June 2008 to 2.02 billion and growing 12.9 million on linked-quarter basis. Total deposits grew 126.5 million from June of 2008 and 12.9 million on a linked-quarter basis, reflecting growth and core deposits and increased customer deposit relationships. Loan balances increased 24.6 million on a linked-quarter basis, while cash and equivalents decreased 22.8 million. We are pleased with the growth of new activity during the quarter. We have been able to develop strong new relationships with commercial clients. We believe that the control of the growth is reflective of the environment and we are well positioned for future growth.

That completes my overview for the quarter and I’ll turn the call back to Bill.

William J. Small, Chairman, President and Chief Executive Officer

Thank you, Don. As we move into the second half of 2009, we are continuing to address the challenges that face all of us. The overall economic climate throughout our market area is among the largest of these challenges. Unemployment numbers run higher in this region compared to national numbers and we may see this continue for several months as employment recovery usually lags overall economic improvement. We are certainly encouraged by the fact that at this time, none of the automotive facility is scheduled for closures are in or near our market area. As Don mentioned, First Federal Bank has a very small direct credit exposure to the automotive industry. But, we know that many of our customers have some dependence on it.

We are encouraged by the fact that many of these plants are returning to production and we have heard reports from suppliers that new orders are being received and there are plans for some to begin adding staff soon to meet these production needs. We have increased our credit monitoring, our asset review functions and delinquent loan reporting requirements. We continually review credit concentrations by industry and have placed lower limits on lending within certain types of loan categories. We currently only have two industry classifications that have over a 5% concentration in our entire portfolio of over 1.6 billion in total loans.

Within this portfolio, our largest concentration is in the category of lessors of non-residential buildings, with a balance of just over $231 million; a total of 2.5 million or just over 1% of that is over 90 days past due. All commercial construction and land development loans [ph] totaled less than $100 million, down from over a $123 million a year ago, with 4.15% over 30 days past due. In our entire commercial loan portfolio, our top 10 loan categories by NAICS code, totals $666 million with a total delinquency rate of 3.75% over 30 days past due. This is a difficult environment to forecast in as conditions are constantly changing. As we anticipated, loan growth did pick up during the second quarter and we expect this to continue through the second half of the year. Mortgage loan production has already subsided, as a recent refinancing bench appears to be over. We have seen increases in purchase applications in the past six weeks, and were recently approved as an FHA lender. That should produce additional purchase mortgage opportunities for us. Pricing discipline on both sides of the balance sheet and non-interest bearing deposit growth will be very important, as we work to maintain our net interest margin.

The residual effect of all the stresses on the economy during the past 12 to 18 months has created an extremely challenging banking environment. But it can also be a time of great opportunity for banks like ours. We remain well-capitalized with a proven operating strategy. We will prudently manage our capital, and as we move forward through the second half of 2009, we will work diligently on the factors within our controls to continue to grow profitably. For those factors beyond our control, we will monitor and be prepared to respond to.

We thank you for joining us this morning, and now we will be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from Eileen Rooney at KBW.

<Q – Eileen Rooney>: Good morning everyone.

<A>: Good morning, Eileen.

<A>: Good morning.

<Q – Eileen Rooney>: Just a question on the outlook for the margin. It sounds like you are doing a couple of things on the deposit side, and reducing some of the higher cost deposit categories. I’m ust wondering if there —what the opportunities are to increase our asset yields.

<A>: We think there are opportunities there to get better pricing on the loan side. We are seeing fairly strong loan demand in our markets. Part of that due to the fact that some of the regional banks in our area are getting out of certain types of lending regardless of the quality of the credits, so we are able to, to some degree pick and choose what loan relationships we want to book and we are very insistent on that, that those be complete relationships with non-interest bearing deposits. And matter of fact our Board meeting last night there is a report in that package that shows historical loans that are booked that as of the report, they did not have non-interest bearing deposit accounts. And I’ve got a tour [ph] here to research that report and report back because we do monitor that because those deposits are very important as in terms of improving the profitability on that loan relationship and our subsequent margin.

<Q – Eileen Rooney>: Okay. And I noticed some —it looks like you guys are building a little bit of liquidity on the balance sheet, your interest bearing, your average interest bearing deposits and your securities portfolio increased. But the interest bearing deposits really increased quite a bit. I am ust wondering, what —if there is an opportunity to may be move some of that into higher yielding security insurance, that’s not something you are interested in doing right now?

<A>: Eileen, this is Don. We were trying to balance that mix there. We did have an opportunity to grow the securities portfolio during the quarter. But as Jim said, we are still seeing pretty good loan demand, and we are balancing the impact of funding those loans versus the securities portfolio and the effect on the yield so. We still do think there’s opportunities for movement into more higher yielding assets there, but it will be a blend between the two —we won’t overly weight the securities portfolio.

<Q – Eileen Rooney>: Got it, and then ust one unrelated question. Just wondering when your last regulatory exam was?

<A>: They are here right now.

<Q – Eileen Rooney>: There are, okay.

<A>: Yes, Yes. We are —we have OTS and currently we expect they will probably wrap up end of next week as far as their field visits, and have a period of time while we wait for the written report. But they are outside right now.

<Q – Eileen Rooney>: Okay, great. Well, thanks a lot guys.

<A>: Okay. Thank you, Eileen.

Operator: [Operator Instructions]. And we show no further questions at this time. I would like to turn the conference back over to management for any closing remark.

All right, if there are no further questions, we thank you for joining us today. And this will conclude our conference.

Operator: Thank you for attending today’s presentation. You may now disconnect.

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